Exhibit 99.1

CONTACT:

Jill Smith

Senior Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Receives Notice Regarding Minimum Bid Price Rule

Watertown, MA (January 30, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, announced that on January 28, 2008 it received a letter from The Nasdaq Stock Market advising that, for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). This notification has no effect on the continued listing of the Company’s common stock at this time.

In accordance with Nasdaq Marketplace Rule 4450(e)(2), Panacos has 180 calendar days from the date of the Nasdaq letter, or until July 28, 2008, to regain compliance with the minimum bid price rule. Compliance will be regained if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, which period may extended to generally no more than 20 consecutive business days at NASDAQ’s discretion.

Alternatively, the Company may apply to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements, other than the minimum bid price, for initial inclusion on such market. In the event the application is approved, the Company will have an additional 180 calendar day period to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market. The Company will explore all options available to it to address this listing issue.

Panacos Receives Notice Regarding Minimum Bid Price Rule – Page 2

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 33 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed nine clinical studies of bevirimat in over 400 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. Bevirimat is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition and a preclinical program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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